UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

SharpSpring, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction ofIncorporation or Organization)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

5001 Celebration Pointe Avenue, Gainesville, Florida	32608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-428-9605

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SHSP	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2020, the Board of Directors of SharpSpring, Inc. (the “Company”) appointed Aaron Jackson to serve as the Company’s Chief Financial Officer. As the Company’s Chief Financial Officer, Mr. Jackson will be responsible for overseeing the Company’s financial reporting and all other finance functions of the Company and its subsidiaries. Mr. Jackson, 29, has served as the Company’s interim Chief Financial Officer since July 20, 2020, and has been employed by the Company since 2017. He served as the Company’s Corporate Controller from September 2018 to July 2020 where he was responsible for the Company’s financial reporting. Prior to that time while at the Company, Mr. Jackson served as an assistant controller and as a senior accountant. From April 2015 to April 2017, Mr. Jackson served as the Restricted and Unrestricted Funds Accountant at Purdue University, where he was responsible for managing the accounting of the university’s restricted and unrestricted funds. Mr. Jackson holds an active CPA license in the state of Indiana and obtained a Bachelor of Science in Accounting and Master of Science in Accounting from Purdue University.

There are no arrangements or understandings between Mr. Jackson and any other persons pursuant to which he was appointed the Company’s Chief Financial Officer. There is no family relationship between Mr. Jackson and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Jackson that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Jackson entered into a written employee agreement (the “Employee Agreement”) with the Company whereby Mr. Jackson will initially receive as compensation, among other things, a base salary of $175,000 per year. Additionally, Mr. Jackson will be eligible for participation in the Company’s executive bonus plan with a cash bonus opportunity of $50,000, based on the Company achieving specified revenue and EBITDA performance targets as set by the Board, and he will receive 37,900 restricted stock units under the Company’s 2019 Equity Incentive Plan, which will vest ratably over four years beginning on the first anniversary of the date of grant.

Mr. Jackson’s employment under the Employee Agreement will automatically terminate upon (i) his death; (ii) his voluntarily leaving the employ of the Company; or (iii) at the Company’s sole discretion, for any reason, with or without cause. In the event that Mr. Jackson leaves the Company’s employment for Good Reason (as defined in the Employee Agreement) or if the Company terminates his employment without Cause (as defined in the Employee Agreement), he will be entitled to receive severance in an amount equal to one day of base salary for every completed work day of employment with the Company, up to a maximum of six months of base salary.

The foregoing description does not purport to be complete and is qualified by the full text of the Employee Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 8.01 Other Events.

On December 10, 2020, the Company issued a press release announcing Mr. Jackson’s appointment as the Company’s Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employee Agreement – Aaron Jackson
99.1	Press Release dated Decmber 10, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPSPRING, INC.

By:	/s/ Aaron Jackson
Aaron Jackson,
Chief Financial Officer

Dated: December 10, 2020